Exhibit 99.B(h)(2)(d)

AMENDMENT NO. 3
TO

SUB-ADMINISTRATION AND SUB-FUND ACCOUNTING SERVICES
AGREEMENT

THIS AMENDMENT made as of March 28, 2018 (“Amendment”) amends that certain Sub-Administration and Sub-Fund Accounting Services Agreement dated as of October 9, 2007 and effective as of August 31, 2007 (as amended and in effect as of the date hereof, “Agreement”), by and between Victory Capital Management Inc. (“Client”) and Citi Fund Services Ohio, Inc. (“Service Provider”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. This Amendment shall be effective as of June 1, 2018 (anticipated compliance date for Forms N-CEN and N-PORT) or, if such date is extended by the U.S. Securities and Exchange Commission (“SEC”), the compliance date as identified by the SEC as it pertains to Client.

WHEREAS, Service Provider performs certain sub-administrative and sub-fund accounting services for Client with respect to Victory Institutional Funds (the “Trust”) and the Trust’s separate portfolio series (the “Fund”); and

WHEREAS, Client and Service Provider now wish to amend the Agreement to account for providing services related to SEC Forms N-CEN and N-PORT.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, each of Client and Service Provider hereby agree as follows:

1.                                      Schedule A (Sub-Administration Services)

Schedule A of the Agreement is deleted and replaced with the Schedule A attached hereto.

2.                                      Schedule B (Fund Accounting Services)

Schedule B of the Agreement is deleted and replaced with the Schedule B attached hereto.

3.                                      Schedule C (Fees)

Schedule C of the Agreement is deleted and replaced with the Schedule C attached hereto.

4.                                      Representations and Warranties

(a)                     Client represents (i) that it has full power and authority to enter into and perform this Amendment, and (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”).

(b)                     Service Provider represents that it has full power and authority to enter into and perform this Amendment.

5.                                      Miscellaneous

(a)                     This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)                     Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)                      Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)                     This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael Policarpo

Name:	Michael Policarpo

Title:	COO

Date:	5/14/2018

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jay Martin

Name:	Jay Martin

Title:	President

Date:	5/11/2018

SCHEDULE A

TO THE AGREEMENT

BETWEEN VCM AND CITI FUND SERVICES OHIO, INC.

SUB -ADMINISTRATION SERVICES

Service Provider shall provide the Services listed on Schedules A and B to the Client with respect to the Fund, and will use reasonable efforts to provide the Services consistent with any applicable provisions under federal securities laws and subject to the terms and conditions of the Agreement (including the Schedules).

I.                                        Services

1.                                      Calculate contractual Trust expenses and make and control all disbursements for the Trust, subject to review and approval of an officer of the Trust or other authorized person including administration of trustee and vendor fees and compensation on behalf of the Trust, as appropriate;

2.                                      Calculate all capital gain and distribution information relating to the Fund and its shareholders;

3.                                      Prepare drafts of the annual report to Shareholders and certified semi-annual report for the Fund; prepare and file the final certified versions thereof on Form N-CSR; prepare and file the Trust’s Form N-CEN;

4.                                      Coordinate with the Trust’s transfer agent with respect to the payment of dividends and other distributions to Shareholders;

5.                                      Calculate performance data of the Fund for dissemination to information services covering the investment company industry;

6.                                      Coordinate the filing of the Trust’s tax returns, including federal, state, local and excise tax returns; issue all tax-related information to shareholders, including IRS Form — 1099 and other applicable tax forms;

7.                                      Make available appropriate individuals to serve as officers of the Trust (to serve only in ministerial or administrative capacities relevant to the Service Provider’s services hereunder, except as otherwise provided in this Agreement), upon designation as such by the Board;

8.                                      Assist with the design, development, and operation of the Fund, including new classes, investment objectives, policies and structure;

9.                                      Monitor and advise the Trust and its Fund on its regulated investment company status under the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the foregoing, prepare and send quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by investment adviser(s) if requested;

10.                               Assist the Trust in developing portfolio compliance procedures for the Fund. The Service Provider, together with the Client, will also provide the Board with quarterly results of compliance reviews;

11.                               Provide assistance and guidance to the Client with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may affect the Trust, and assisting in strategic planning in response thereto. Assistance to be provided at the Client’s request with respect to SEC inspections includes (i) rendering advice regarding proposed responses, (ii) compiling data and other information in response to SEC requests for information, and (iii) communicating with Fund management and portfolio managers to provide status updates;

12.                               Provide appropriate assistance with respect to audits conducted by the Fund’s independent auditors including compiling data and other information as necessary;

13.                               Furnish advice and recommendations with respect to other aspects of the business and affairs of the Fund as the Trust shall request and the parties shall agree in writing;

14.                               Assist the Trust in connection with its obligations under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002, Rule 30a-2 under the 1940 Act, or any other related law or regulation (“SO Laws”), the Service Provider will internally establish and maintain its own controls and procedures (“Service Provider internal controls”) designed to ensure that information recorded, processed, summarized, or reported by the Service Provider on behalf of the Trust and included in Reports is (a) recorded, processed, summarized, and reported by the Service Provider within the time periods specified in the SEC’s rules and forms and the disclosure controls and procedures of the Trust (“Trust DCPs”), and (b) communicated to the relevant Certifying Officers consistent with the Trust DCPs. Solely for the purpose of providing any Certifying Officer with a basis for certification, the Service Provider will (i) provide a sub-certification with respect to the Services during any fiscal period in which the Service Provider served as financial administrator to the Trust consistent with the requirements of the certification required under SO Laws and/or (ii) inform the Certifying Officers of any reason why all or part of such certification would be inaccurate. In rendering any such sub-certification, the Service Provider may (a) limit its representations to information prepared, processed and reported by the Service Provider; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Trust, including all Other Providers to the Trust, and compliance by such officers and agents with the Trust DCPs; and (c) assume that the Trust has selected the appropriate accounting policies for the Fund(s); the Client shall assist and cooperate with the Service Provider (and shall cause its officers, and Other Providers to assist and cooperate with the Service Provider) to facilitate the delivery of information requested by the Service Provider in connection with the preparation of the Trust’s Form N-CSR, including Trust financial statements, so that the Service Provider may submit a draft Report to the DCP Committee prior to the date the relevant Report is to be filed;

15.                               Prepare and file holdings reports on Form N-Q with the SEC, as required at the end of the first and third fiscal quarters of each year,  effective through the period ending March 31, 2019 or such other date as the SEC may adopt;

16.                               Prepare and file holdings reports on Form N-PORT with the SEC, as required at the end of each month, effective for the period beginning June 1, 2018 or such other date as the SEC may adopt;

17.                               Provide financial information for (i) the annual updates to the Trust’s registration statement on Form N-1A; and (ii) supplements to the Trust’s Prospectus and SAI;

18.                               Notify the Client and Fund counsel of all Trust documents filed by the Service Provider with the SEC;

19.                               Obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust and Fund in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, to the extent such bonds and policies are approved by the Board;

20.                               Service Provider shall make an employee available to the Trust to serve, upon designation as such by the Board, as the Identity Theft Officer of the Trust or such other title to perform similar functions. Service Provider’s obligation in this regard shall be met by providing an appropriately qualified employee of Service Provider (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in a manner reasonably believed to be in the best interests of the Trust.  Subject to Item 21(c), Service Provider shall select, and may replace, the specific employee that it makes available to serve as the Identity Theft Officer, in Service Provider’s reasonable discretion.

21.                               Anti-Money Laundering.

(a) The Client represents and warrants that the Trust acknowledges that the Trust is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act and shall comply with such Acts and applicable regulations adopted thereunder (such Acts and regulations collectively, the “Applicable AML Laws”) in all relevant respects, except to the extent a Trust is exempted in part or whole thereunder.

(b) Provision of AML Compliance Officer.  Subject to the provisions set forth in Item 21(a) above, this Item 21(b), and Item 21(c) below, the Service Provider agrees to make available to the Trust a person to serve as the Trust’s AML Compliance Officer (“AML Compliance Officer”). The Service Provider’s obligation in this regard shall be met by providing an appropriately qualified employee or agent of the Service Provider (or its affiliates) who, in the exercise of his or her duties to the Trusts, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. Subject to the Client contractually agreeing with the Trust that the Trust’s cooperation in implementing and complying with its AML Program, the AML Compliance Officer will assist the Trust in operating its AML Program, and shall perform the duties assigned to the AML Compliance Officer which are set forth in the AML Program.  The Client shall provide copies of all books and records of the Trust, as the AML Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. Each party agrees to provide promptly to the other party (and to the AML Compliance Officer), upon request, copies of such other records and documentation relating to the compliance by such party with Applicable AML Laws (in relation to the Trust), and each party also agrees otherwise to assist the other party (and the AML Compliance Officer) in complying with the requirements of the AML Program and Applicable AML Laws. Each party agrees to retain a copy of all documents and records prepared, maintained or obtained by it relating to shareholders and transactions for a period of at least five (5) years after either the relationship with the shareholder has ended or the execution of the transaction. The foregoing is not intended to limit any obligation to retain any specified records for any other period that may be specified in the AML Program or under Applicable AML Laws.

(c) Additional Provisions Concerning AML Compliance Officer and Identity Theft Officer. It is mutually agreed and acknowledged by the Parties that the Identity Theft Officer and AML Compliance Officer provided by the Service Provider under the provisions of this Schedule 2 will be executive officers of the Trust.  Each such designation shall be subject to the approval of the Board.

22.                               Perform daily compliance test to monitor adequacy of securities earmarked as collateral for portfolio securities per instructions from the Adviser.

II.                       Notes and Conditions Related to Fund Administration Services

1.                          Service Provider shall have no obligation to make available individuals to serve as officers of the Trust (“Officers”) unless specifically set forth in this Services Schedule or another agreement.

2.                          Notwithstanding any other provision of the Agreement to the contrary, if Service Provider has agreed to make individuals available to serve as Officers, the Client acknowledges and agrees that such individuals, when acting as Officers, are not employees or agents of Service Provider and Service Provider shall not be responsible for their actions or omissions when they are acting solely in their capacity as an Officer.

3.                          If any employee of Service Provider acts as an Officer of the Trust, any such relationship shall be subject to the internal policies of Service Provider concerning the activities of its employees and their service as officers of funds.  In addition, the Officer will be subject to each Trust’s policies, except for its code of ethics policy, as Service Provider complies with Rule 17j-1 through its own policy.  If Service Provider’s internal policies conflict with those of the Trust’s as it relates to the

Officer’s duties to the Trust, Service Provider will notify Client promptly and the parties agree to develop an amicable resolution to the conflict.

4.                          The Trust’s Organic Documents and/or resolutions of their Board shall contain mandatory indemnification provisions that are applicable to all Officers made available by Service Provider, that are designed and intended to have the effect of fully indemnifying such officers and holding each harmless with respect to any claims, liabilities and costs arising out of or relating to such Officer’s service in good faith in a manner reasonably believed to be in the best interests of the applicable Trust, except to the extent such Officer would otherwise be liable to the Trust or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office.  In addition, the Client shall cause the Trust to secure insurance coverage from a reputable insurance company for all Officers under a directors and officers liability policy that is consistent with standards in the mutual fund industry taking into account the size of the Fund and the nature of their investment portfolio and other relevant factors.

5.                          Any Officer may resign for any reason and the Service Provider agrees to provide as much advance notice of such resignation as is possible under the circumstances.  Service Provider shall have no obligation to endeavor to make available another individual to act in any such capacity, if

(a)                     the applicable Trust’s Organic Documents do not, or no longer, contain the indemnity described above or the Trust has not secured or maintained the insurance policy described above;

(b)                     the Officer determines, in good faith, that the Trust —

(i)                                     has failed to secure and retain the services of reputable counsel or independent auditors;

(ii)                                  has violated, or is likely to violate or be deemed by any applicable Governmental Authority to have violated, any applicable Law, including any “applicable securities laws” as defined in Rule 38a-1 under the 1940 Act; or

(c)                      the Officer, or Service Provider, has suffered a claim from a third party, or has been threatened with such a claim, related to or arising out of the fact that the Officer was an officer of the Trust.

6.                          Client shall promptly notify Service Provider of any issue, matter or event that would be reasonably likely to result in any claim by Client or Trust, one or more Fund shareholder(s) or any third party which involves an allegation that any Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws.

SCHEDULE B

TO THE AGREEMENT

BETWEEN VCM AND CITI FUND SERVICES OHIO, INC.

FUND ACCOUNTING SERVICES

I.                            Services

1.                                      Record Maintenance

Service Provider will keep and maintain all required books and records as required by Rule 31a-1 in accordance with the required time and format applicable to such records as set forth in Rule 31a-2, including, among others:

a.                                      Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

b.                                      General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

c.                                       Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

d.                                      A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

All such books and records shall be the property of the Trust, and Service Provider agrees to make such books and records available for inspection by the Trust or by the SEC at reasonable times and otherwise to keep confidential all records and other information relative to the Trust; except when requested to divulge such information by duly constituted authorities or court process, or when requested by the Trust.

2.                                      Accounting Services

In addition to the maintenance of the books and records specified above, Service Provider shall perform the following account services daily for the Fund:

a.                                     Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by the Fund in accordance with the relevant provisions of the applicable Prospectus of the Fund and applicable regulations under the 1940 Act; and

b.                                     Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to the Fund, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from the Fund’s investment adviser or other designee, as approved by the Board.  The Client instructs and authorizes Service Provider to provide information pertaining to the Fund’s investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder.

Note: The Client acknowledges that while Service Provider’s services related to fair value pricing are intended to assist the Client and the Board in its obligations to price and monitor pricing of Fund investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

c.                                       Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures;

d.                                     Assist the Client in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Client’s Valuation Procedures;

e.                                      Verify and reconcile with the Fund’s custodian all daily trade activity;

f.                                       Compute, as appropriate, the Fund’s net income and capital gains, dividend payables, dividend factors, 7- day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

g.                                      Review daily the net asset value calculation and dividend factor (if any) for the Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

h.                                     If Applicable, report to the Board, or otherwise at the Client’s request, the daily market pricing of securities in any money market funds, with the comparison to the amortized cost basis;

i.                                         Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds;

j.                                        Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles;

k.                                     Update fund accounting system to reflect rate changes, as received from the Fund’s investment adviser or authorized pricing service, on variable interest rate instruments;

l.                                         Post Fund transactions to appropriate categories;

m.                                 Accrue expenses of the Fund according to instructions received from the Client’s Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval;

n.                                     Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

o.                                     Provide accounting reports in connection with the Client’s regular annual audit and other audits and examinations by regulatory agencies;

p.                                     Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule;

q.                                     Calculate the dividend and capital gain distribution, if any;

r.                                        Calculate the yield;

s.                                       Provide the following reports:

(i)         a current security position report;

(ii)       a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order);

(iii)      a broker commission report; and

(iv)      a current cash position report (including cash available from portfolio sales and maturities and sales of the Fund’s Shares less cash needed for redemptions and settlement of portfolio purchases); and

t.                                         Such other similar services with respect to the Fund as may be reasonably requested by the Client.

3.                                      Financial Statement and Regulatory Filings

Service Provider shall also perform the following additional accounting services for the Fund:

a.              Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Client.  The unaudited financial statements will include the following items:

i.         Unaudited Statement of Assets and Liabilities,

ii.        Unaudited Statement of Operations,

iii.       Unaudited Statement of Changes in Net Assets, and

iv.       Unaudited Condensed Financial Information.

b.              Provide accounting information for the following (in compliance with Reg. S-X, as applicable):

i.         federal and state income tax returns and federal excise tax returns;

ii.        the Client’s semi-annual reports filed with the SEC on Form N-CEN and the N-CSR;

iii.       the Client’s quarterly schedules of investment for filing with the SEC on Form N-PORT, effective through the period ending March 31, 2019;

iv.       the Client’s monthly schedules of investments for filing with the SEC on Form N-PORT, effective for the period beginning June 1, 2018;

v.        the Client’s annual and semi-annual shareholder reports and quarterly Board meetings;

vi.       registration statements on Form N-lA and other filings relating to the registration of shares, including required performance information;

vii.      the Client’s administrator’s monitoring of the Fund’s status as a regulated investment company under Subchapter M of the Internal Code;

viii.    annual audit by the Client’s auditors; and

ix.       examinations performed by the SEC.

c.               Calculate turnover and expense ratio;

d.              Prepare schedule of Capital Gains and Losses;

e.               Provide daily cash report;

f.                Maintain and report security positions and transactions in accounting system;

g.               Prepare Broker Commission Report;

h.              Monitor expense limitations; and

i.                  Provide unrealized gain/loss report.

II.                       Notes and Conditions Related to Fund Accounting Services

Subject to the provisions of Sections 2 and 6 of the Agreement, Service Provider’s liability with respect to NAV errors shall be determined in accordance with the Investment Company Institute (“ICI”) policy on NAV errors, as that policy may be revised in the future.

SCHEDULE C

TO THE AGREEMENT

BETWEEN VCM AND CITI FUND SERVICES OHIO, INC.

FEES

The Client shall pay the Service Provider on the first business day of each month, or at such time(s) as the Service Provider shall request and the parties agree to the following fees for the services provided under this Agreement at the annual rates set forth below. The fees are accrued daily and paid monthly.

The Service Provider shall receive $25,000 for fund accounting services.

ADMINISTRATION ASSET-BASED FEES

The Client shall pay Service Provider an asset based fee as follows:

First $100 Million in aggregate net assets                     3.00 bps

Above $100 Million in aggregate net assets                 2.00 bps

The foregoing fees are subject to an annual minimum fee of $25,000

FORM N-PORT

Tier	Description	Annual Fee (per Fund)
Tier 1	All Fund of Funds and Equity Funds holding < 50 securities	$11,500

Tier 2	Fixed Income Funds* holding 0-510 securities and Equity Funds holding 50-510 securities	$14,000

Tier 3	All Fixed Income and Equity Funds holding > 510 securities	$18,000

Sleeve Fee: An additional fee will apply per sleeve		$1,000

*Fixed Income Funds are currently defined in accordance with applicable regulation stating Fixed Income Funds are those which hold 25% of total net assets in fixed income securities.

Note:  The Fund will be designated as a specific “tier” upon the commencement of the N-PORT filing service.  An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 month period.  The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any new fund launches will be reviewed at inception to ensure the appropriate “tier” is applied to the new fund.

OUT-OF-POCKET EXPENSES AND MISCELLANEOUS CHARGES:

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A.                 Reimbursement of Expenses.  The Client shall reimburse the Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i)                         All freight and other delivery and bonding charges incurred by the Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;

(ii)                      All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by the Service Provider in communication with the Client or the Fund’s investment adviser or custodian, dealers, or others as required for the Service Provider to perform the Services;

(iii)                   The cost of obtaining security and issuer information;

(iv)                  The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;

(v)                     Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by the Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

(vi)                  All copy charges;

(vii)               Any expenses the Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;

(viii)            All systems-related expenses associated with the provision of special reports;

(ix)                  NSCC charges and Depository Trust & Clearing Corporation charges

(x)                     The cost of tax data services;

(xi)                  Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

(xii)               Any additional expenses reasonably incurred by the Service Provider in the performance of its duties and obligations under this Agreement.

B.                 Miscellaneous Service Fees and Charges.  In addition to the amounts set forth in paragraphs (1) and 2(A) above, the Service Provider shall be entitled to receive the following amounts from the Client:

(i)                         System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(ii)                      Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;

(iii)                   Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;

(iv)                  Expenses associated with the tracking of “as-of trades”, billed at the rate of $50 per hour, as approved by the Client;

(v)                      Charges for the pricing information obtained from third party vendors for use in pricing the securities and other investments of the Fund’s portfolio;

(vi)                  Expenses associated with the Service Provider’s anti-fraud procedures as it pertains to new account review;

(vii)               The Client’s portion of SSAE 16 (or any similar report) expenses, to the extent applicable;

(viii)            Check and payment processing fees; and

(ix)                  Costs of rating agency services.

OTHER

The Service Provider agrees that if (A) the Service Provider enters into a Comparable Agreement with a new customer after July 1, 2009 and (B) the Service Provider charges an overall fee under such Comparable Agreement lower than the overall fee rate charged to the Client, the Service Provider will notify the Client of such arrangement and shall offer the same overall fee rate to the Client.  For purposes of the foregoing, a “Comparable Agreement” shall be any agreement with  another customer that is equivalent to all the agreements, including this Agreement, that the Service Provider has entered into regarding the Trust, Victory Portfolios and Victory Variable Insurance Funds taking into account (A) the type and volume of services being provided, including the number and type of funds, classes and intermediaries through which the funds are distributed, (B) fees and fee minimums, including breakpoints and service credit arrangements (if applicable), (C) the term and termination rights of the parties, (D) the allocation of material liability and other risks under the services agreement and (E) the scope, depth and terms of the overall business relationship between (i) the Service Provider and its affiliates and (ii) such other customer and its affiliates. For purposes of the foregoing, a Comparable Agreement shall not include any agreement with a customer of Citigroup that becomes a customer of Citigroup through the acquisition by Citigroup or any affiliate of Citigroup of (i) all or a portion of the assets (including service contracts) of or (ii) an equity interest in another, non-affiliated fund accounting, fund administration or transfer agency business.